Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT
Mr. Don H. Barden
Chairman &
Chief Executive Officer
BARDEN COMPANIES, INC.
(313) 496-2900 Ext. 233

MAJESTIC STAR ANNOUNCES THE APPOINTMENT OF A CHIEF OPERATING OFFICER

LAS VEGAS, May 15, 2006 / PRNewswire/ - - The Majestic Star Casino, LLC (the “Company”) announced today that Kirk C. Saylor will serve as its Executive Vice President and Chief Operating Officer (COO), effective May 15, 2006. As the COO, Mr. Saylor will oversee and provide direction to the Company’s four gaming properties, which are located in Colorado, Indiana, and Mississippi. The Majestic Star Casino, LLC, is an indirect wholly owned subsidiary of Barden Development, Inc.

Mr. Don H. Barden, the Company’s Chairman and Chief Executive Officer, stated, “Kirk will play an integral part in the continued growth and success of our organization. With over twenty years of experience, Kirk’s vast background includes key positions in both operations and finance in the gaming industry, which includes recently held positions in the Horseshoe organization. Kirk brings a fresh set of eyes to our operation. His past experience will help us refine and execute on strategies to develop our company into a premier national gaming company.”

About The Majestic Star Casino, LLC
The Majestic Star Casino, LLC, is a multi-jurisdictional gaming company that directly owns and operates two dockside gaming facilities, a pavilion and hotel located in Gary, Indiana (“Majestic Star and Majestic Star II”); a Fitzgeralds brand casino and hotel located in Tunica, Mississippi (“Fitzgeralds Casino Hotel-Tunica”); and a Fitzgeralds brand casino located in Black Hawk, Colorado (“Fitzgeralds Casino-Black Hawk”). Additionally, Barden Development, Inc. owns and operates a Fitzgeralds brand casino and hotel in Las Vegas, Nevada (“Fitzgeralds Casino Hotel - Las Vegas”). Inquiries for additional information should be directed to Don H. Barden, Chairman and Chief Executive Officer, at 313-496-2900 Ext. 233.

Information about The Majestic Star Casino, LLC, and its casino properties can be found at the Company’s website, www.majesticstar.com. and www.fitzgeralds.com.